Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-285914) and Form S-8 (File No. 333-277674, 333-280039, 333-263702, 333-270361, 333-263773 and 333-273941) of Jasper Therapeutics, Inc., of our report dated March 30, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 30, 2026